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                                                                     Exhibit 4.7




                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                ALCATEL USA, INC.


         Alcatel USA, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

         1.       The name of the Corporation is Alcatel USA, Inc.

         2. The Corporation was originally incorporated under the name Digital Switch Corporation on September 20, 1976.

         3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 and all other applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

         4. The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

         5. All of the shares of the Common Stock, par value $0.01 per share, of the Corporation issued and outstanding immediately prior to the time when this Amended and Restated Certificate of Incorporation becomes effective in accordance with the DGCL are hereby reclassified and converted into 100,000 shares, in the aggregate, of the Class A Common Stock, par value $0.01 per share, of the Corporation, without any action by any holder thereof.

         This Amended and Restated Certificate of Incorporation shall become effective at 11:50 p.m. (Delaware time) on December 31, 1998.



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         IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation has been executed by the Corporation on December 18, 1998.

                                       ALCATEL USA, INC.



                                       By:  /s/ Krish A. Prabhu
                                            ---------------------------
                                            Krish A. Prabhu, President



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                                                                      Exhibit A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                ALCATEL USA, INC.


                                    ARTICLE I
                                      NAME

         The name of the Corporation is Alcatel USA, Inc.

                                   ARTICLE II
                          REGISTERED OFFICE AND AGENT

         The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III
                                     PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                   ARTICLE IV
                                      STOCK

         Section 1. Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is 200,000 shares, 100,000 of which shall be Class A Common Stock, the par value of each of which is $0.01 ("Class A Common Stock"), and 100,000 of which shall be Class B Common Stock, the par value of each of which is $0.01 ("Class B Common Stock").

         Section 2. Voting Rights. (a) Each share of Class A Common Stock shall be entitled to one vote with respect to all matters on which stockholders of the Corporation are entitled to vote under the DGCL.

         (b) Each share of Class B Common Stock shall be entitled to 1/5th of one vote with respect to all matters on which stockholders of the Corporation are entitled to vote under the


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DGCL, provided, however, that (i) such shares, voting as a class, shall have the right to elect one director of the Corporation, and (ii) no such shares shall have any right to vote on the election of any other director of the Corporation.

         Section 3. Other Powers, Preferences and Rights. Except as provided in
Section 2 of this Article IV, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights, including without limitation dividend rights and rights on liquidation or dissolution of the Corporation.

                                    ARTICLE V
                               BOARD OF DIRECTORS

         The business of the Corporation shall be managed by or under the direction of a board of directors (the "Board of Directors"). The number of directors comprising the Board of Directors shall not be less than five, and each of such directors shall (a) exercise those powers that are traditionally exercised by boards of directors of corporations organized under the DGCL and
(b) have equal voting rights on all matters that the Board of Directors may consider. Hereafter, within such limits, the number of directors shall be fixed by the bylaws of the Corporation (the "Bylaws"), and such number may from time to time be increased or decreased in such manner as is provided by the Bylaws. The number of directors comprising the current Board of Directors shall be five.

                                   ARTICLE VI
                                     BYLAWS

         The Board of Directors shall have the power to adopt, amend and repeal any Bylaw, provided, however, that the stockholders of the Corporation shall have the power to amend or repeal any Bylaw adopted by the Board of Directors.

                                   ARTICLE VII
                             LIABILITY OF DIRECTORS

         No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.





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                                  ARTICLE VIII
                                    AMENDMENT

         The Corporation reserves the right to amend or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by the DGCL, any other applicable statute or the certificate of incorporation of the Corporation, and all rights conferred upon stockholders herein are granted subject to this reservation.


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